Exhibit 10.9.6

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT (EMPLOYEES)
PURSUANT TO THE
SHAKE SHACK INC.
2015 INCENTIVE AWARD PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), effective as of ___________________, is by and between Shake Shack Inc., a Delaware corporation (the “Company”), and __________________ (“Participant”). Capitalized terms in this Agreement that are not defined shall have the meaning set forth in the Shake Shack Inc. 2015 Incentive Award Plan, as amended from time to time (the “Plan”).

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (“Board”) or such other committee or subcommittee appointed from time to time by the Board (the “Committee”);

WHEREAS, Article 9 of the Plan authorizes the Committee to grant Restricted Stock Units to Eligible Individuals;
WHEREAS, the Committee wishes to grant awards of Restricted Stock Units to selected Eligible Individuals in accordance with the Plan;
WHEREAS, the Committee wishes to authorize the issuance of such Restricted Stock Units, which shall vest based on Participant’s continued service over a certain time period (as set forth in each Award Supplement) (defined below), with a certain number of the Restricted Stock Units vesting on each Vesting Date (defined in each Award Supplement); and
WHEREAS, the Committee has designated Participant as an Eligible Individual eligible to receive an award of Restricted Stock Units under the Plan pursuant to the terms and conditions of the Plan, this Agreement and each Award Supplement.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Award Grant. Subject to the restrictions and other conditions set forth in this Plan, this Agreement, and each Award Supplement. the Committee, on the applicable Award Date (defined in each Award Supplement), shall authorize the grant of a certain number of Restricted Stock Units to the Participant (the “Award”).

2. Vesting. This Restricted Stock Units subject to this Award shall vest on each Vesting Date in accordance with the vesting conditions set forth in each Award Supplement; provided the Participant has not had a Termination of Service prior to each Vesting Date. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date. If all or a portion of the Restricted Stock Units is not vested on the date of Participant's Termination of Service, the unvested portion of the Restricted Stock Units shall be automatically forfeited in its entirety as of the date of such Termination of Service.

3. Payment. Subject to the terms of this Agreement and the Plan, Participant shall receive one share of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days of each Vesting Date.

4. Dividend Equivalents. Cash dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each Restricted Stock Unit awarded to Participant, provided, that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest. Participant’s right to receive any such cash dividends shall vest if and when the related Restricted Stock Unit vests, and such cash dividends shall be paid in cash to Participant if and when the related Restricted Stock Unit is paid to Participant. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each Restricted Stock Unit awarded to Participant. Participant’s right to receive any such stock dividends shall vest if and when the related Restricted Stock Unit vests, and such stock dividends shall be paid in stock to Participant if and when the related Restricted Stock Unit is paid to Participant.

5. Rights as a Stockholder. Participant shall have no rights as a stockholder with respect to Restricted Stock Units or shares of Common Stock subject to the Restricted Stock Units unless and until Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

6. Restrictions on Transfer. The Restricted Stock Units, and any part thereof, may not be sold, pledged, assigned, hypothecated,

transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

7. Plan Provisions Control. This Agreement and each Award Supplement are subject to all the terms, conditions and provisions of the Plan, including any amendments thereto, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee or the Company, and as may be in effect from time to time. The Plan is incorporated herein and into each Award Supplement by reference. If and to the extent that this Agreement or each Award Supplement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement and each Award Supplement shall be deemed to be modified accordingly. This Agreement and each Award Supplement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and Participant with respect to the subject matter hereof.

8. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of Participant in order to carry out the provisions of this Section 8.

9. Not a Contract of Employment. Nothing in this Agreement each Award Supplement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

10. Transfer of Personal Data. Participant authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to the Units, for legitimate business purposes (including, without limitation, the administration of the Plan) out of Participant’s home country and including to countries with less data protection than the data protection provided by Participant’s home country. This authorization/consent is freely given by Participant.

11. Withholding Taxes. The Company shall, with respect to any taxable event concerning Participant as a result of the Plan or this Agreement, deduct any Federal, state, local or foreign taxes required by law to be withheld by reducing the number of shares of Common Stock otherwise deliverable. Any fraction of a share of Common Stock required to satisfy such tax obligations shall also be reduced.

12. Section 409A of the Code. Although the Company does not guarantee the tax treatment of any payments under this Agreement or each Award Supplement, the intent of the parties is that payments under this Agreement and each Award Supplement be exempt from, or comply with, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement and each Award Supplement shall be interpreted in accordance with the foregoing. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. This Award is intended to be subject to the terms and conditions of the Plan with respect to Section 409A of the Code. Whenever a payment under this Agreement or each Award Supplement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

13. Administration. The Administrator shall have the power to interpret the Plan, this Agreement and each Award Supplement and to adopt such rules for the administration, interpretation and application of the Plan, this Agreement and each Award Supplement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, this Agreement or each Award Supplement.

14. Adjustments. The Administrator may accelerate the vesting of all or a portion of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator may make such adjustments as the Administrator deems appropriate in the number of shares of Common Stock subject to the Units and the kind of securities that may be issued upon settlement. Participant acknowledges that the Units are subject to adjustment, modification and termination in certain events as provided in this Agreement, each Award Supplement and the Plan, including Section 14.2 of the Plan.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement and each Award Supplement to single or multiple assignees, and this Agreement and each Award Supplement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6 and the Plan, this Agreement and each Award Supplement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This

Agreement and each Award Supplement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Restricted Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor.

17. Counterparts. This Agreement and each Award Supplement may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

18. Entire Agreement. The Plan, this Agreement and each Award Supplement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

19. Agreement Severable. In the event that any provision of this Agreement or any Award Supplement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement or any Award Supplement.

20. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 20, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

21. Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Stock Units in any material way without the prior written consent of Participant.

22. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, this Agreement or any Award Supplement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement, each Award Supplement and the Restricted Stock Units shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

23. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

24. Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and each Award Supplement regardless of the law that might be applied under principles of conflicts of laws.

25. Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Units are awarded and may be settled, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

NO ACQUIRED RIGHTS.
PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, this Agreement, and all applicable laws and regulations. This Agreement may be electronically accepted by Participant.

SHAKE SHACK INC.

By: _____________________________________________
Randy Garutti
Chief Executive Officer

PARTICIPANT

By: _____________________________________________
Name: